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                                                                     EXHIBIT 2.5

                   TECHNOLOGY TRANSFER AND LICENSE AGREEMENT

                                 BY AND BETWEEN

                             BEI ELECTRONICS, INC.

                                      AND

                             BEI TECHNOLOGIES, INC.
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                                      BEI

                   TECHNOLOGY TRANSFER AND LICENSE AGREEMENT


     THIS AGREEMENT is made and entered into as of this _____ day of September, 1997 by and between BEI ELECTRONICS, INC., with its principal executive offices at [Address], (hereinafter referred to as "Electronics") and BEI TECHNOLOGIES, INC., with its principal executive offices at One Post Street, Suite 2500, San Francisco, California 94104 (hereinafter referred to as "Technologies") (hereinafter collectively the "Parties" and each individually a "Party").

                                    RECITALS

          WHEREAS, Electronics and Technologies are contemplating entering into a Distribution Agreement concerning the spin-off of Technologies from Electronics (the "Distribution Agreement");

          WHEREAS, prior to entering into the Distribution Agreement, Electronics possesses certain Intellectual Property and Technology used exclusively or primarily in the Technologies business;

          WHEREAS, Technologies desires to own or have the right to use such certain Intellectual Property and Technology used in its business;

          WHEREAS, to allow each of Electronics and Technologies (and their respective stockholders) to obtain the full value of its respective rights under the Distribution Agreement, Technologies and Electronics desire to enter into and execute this Agreement concerning the assignment and licensing of certain Intellectual Property and Technology;

          NOW, THEREFORE, in consideration of the above, and the mutual promises set forth below, Electronics and Technologies agree as follows:

1.   DEFINITIONS.

     Whenever used in this Agreement, the following terms shall have the following meanings, on the understanding that words in the singular include the plural and vice-versa. Headings and subheadings are used for convenience only and are not intended as limitations in the Agreement or for use in interpreting the Agreement.

     "Agreement" shall mean this agreement as amended and/or supplemented from time to time, including all the Exhibits attached hereto.

     "Confidential Information" shall mean any and all information disclosed to the receiving Party by the disclosing Party pursuant to this Agreement, in any form such as, but not limited

                                      1.
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to, visual, oral, written, graphic, electronic or model form, including but not limited to know-how and trade secrets, whether patented or not and whether in the laboratory, pilot plant or commercial plant stage (including drawings, operating conditions, specifications and safety instructions) owned or controlled by a Party.

     "Effective Date" shall mean the Effective Time specified in the Distribution Agreement.

     "Electronics Businesses" shall mean the businesses of BEI Medical Systems Company, Inc. (hereinafter "Medical Systems"), as they were carried out on or before the Effective Date.

     "Electronics Intellectual Property" shall mean the Intellectual Property, not including trademarks or tradedress, owned or licensed in by Medical Systems on or before the Effective Date.

     "Electronics Products" shall mean those products that were made by Medical Systems on or before the Effective Date and products acquired, developed or established by or for Electronics or any of its Subsidiaries after the Effective Date.

     "Electronics Technology" shall mean all the Technology, that was used by or derived from efforts by or on behalf of Medical Systems on or before the Effective Date.

     "Intellectual Property" shall mean all classes or types of patents, utility models, design patents, copyrights, mask works and applications for the aforementioned, in all countries of the world, owned by a Party and in existence on or before the Effective Date.

     "Medical Device" shall mean a product that is primarily intended for use in the field of woman's health care and has virtually no other independent application.

     "Person" shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or government, or any agency or political sub-division thereof.

     "Products" shall mean the Electronics Products and the Technologies
Products.

     "Subsidiary" shall mean any corporation, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or
(ii) is a general partner or an entity performing similar functions (e.g., a trustee).

     "Technologies Businesses" shall mean the businesses of Electronics other than the Electronics Businesses, as they were carried out on or before the Effective Date.

                                      2.
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     "Technologies Intellectual Property" shall mean the Intellectual Property, not including trademarks or tradedress, owned or licensed in by Electronics, its Subsidiaries and their constituent companies and predecessor companies prior to the Effective Date, other than Electronics Intellectual Property.

     "Technologies Products" shall mean all products of Electronics other than Electronics Products that were made by Subsidiaries of Electronics or their constituent companies and their predecessor companies on or before the Effective Date and all products acquired, developed or established by or for Technologies or any of its Subsidiaries after the Effective Date.

     "Technologies Technology" shall mean all the Technology, other than Electronics Technology, that was used by or derived from efforts by or on behalf of Electronics or its constituent companies and their predecessors on or before the Effective Date.

     "Technology" shall mean the body of knowledge owned by a Party or a Subsidiary of a Party and in existence as of the Effective Date, including: (i) information such as technical, engineering, maintenance, environmental and safety information with respect to the design, equipment selection, construction, installation, staffing and operation of facilities and equipment for the design and manufacture of Products; (ii) formulae, process drawings and descriptions, know-how, and technological and processing information, for the design and manufacture of Products; and (iii) specifications and properties of the Products.

     "Term" shall mean the period of time during which this Agreement is in full force and effect pursuant to Section 5.

2.   ASSIGNMENT OF INTELLECTUAL PROPERTY.

     2.1 ASSIGNMENT. At or prior to the Effective Time, Electronics irrevocably agrees to assign and transfer to Technologies all of its right, title and interest, together with all rights of priority, in and to the Technologies Intellectual Property, the Technologies Technology and the Technologies Products that are or will be owned by Electronics or any of its Subsidiaries at the time of the assignment and transfer. Electronics will retain all right, title and interest in and to the Electronics Intellectual Property, the Electronics Technology and the Electronics Products.

     2.2 DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN SECTION 3.10, ELECTRONICS MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE INTELLECTUAL PROPERTY OR TECHNOLOGY ASSIGNED HEREBY, INCLUDING WITHOUT LIMITATION AS TO THEIR VALIDITY, ENFORCEABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY USE OF CONFIDENTIAL INFORMATION OR INTELLECTUAL PROPERTY RIGHTS OBTAINED BY IT FROM THE OTHER PARTY HEREUNDER.

                                      3.
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3.   LICENSES.

     3.1 LIMITED LICENSE. Technologies and its Subsidiaries hereby grant to Electronics an irrevocable, royalty free, worldwide, nonexclusive license, with the right to sublicense, to use the Technologies Intellectual Property and the Technologies Technology, that have been used by or on behalf of Electronics in the Electronics Businesses on or before the Effective Date, solely for designing, making, having made, using, offering for sale, selling and importing Electronics Products that qualify as Medical Devices hereunder.

     3.2 SUBLICENSE TERMS. Any sublicense granted pursuant to this Section 3 shall be consistent with and subject to the terms and conditions of this Agreement.

     3.3 LIMITATIONS. Notwithstanding any other provision of this Agreement, no Party or its Subsidiaries shall be obligated to: (i) grant any license, or make any disclosure, to the other Party with respect to Intellectual Property, owned or controlled by such Party or its Subsidiaries, if to do so would violate an agreement with an unrelated third party in effect on the Effective Date, or
(ii) grant any license, or make any disclosure, to the other Party with respect to Intellectual Property owned or controlled by such Party or its Subsidiaries if to do so would be in violation of law. If the violation can be avoided by a more limited license, then the Parties, for themselves and on behalf of their respective Subsidiaries, agree to grant same to the extent commercially reasonable. Notwithstanding any other provision of this Agreement, following the Effective Date, neither Party nor any of their respective Subsidiaries shall be obligated to make any further disclosure to the other Party with respect to any Technology or Intellectual Property licensed hereunder.

     3.4 WARRANTY. Each Party warrants that (a) except as expressly set forth in this Agreement, neither such Party nor any of its Subsidiaries has granted nor will grant any licenses that conflict with the rights and licenses set forth in this Agreement, and (b) such Party and its respective Subsidiaries have the right to grant the rights and licenses granted by such Party or its respective Subsidiaries in or pursuant to this Agreement. NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, IS GIVEN BY ONE PARTY TO THE OTHER PARTY AND IN PARTICULAR THE PARTIES DISCLAIM ANY WARRANTY THAT THEIR RESPECTIVE INTELLECTUAL PROPERTY AND RIGHTS WITH RESPECT THERETO ARE VALID OR ENFORCEABLE OR USEFUL FOR ANY PURPOSE.

     3.5 EXPRESS LICENSES ONLY. Except for licenses expressly granted pursuant to this Section 3, no other licenses are intended to be or are granted hereby, and nothing in this Agreement shall be construed as, or result in, conveying by implication, waiver or estoppel any right or license to either Party, any Subsidiary or to any third party.

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4.   CONFIDENTIALITY.

     4.1 CONFIDENTIALITY OBLIGATION. Each of the Parties agrees to keep confidential and neither disclose to others nor use except as permitted herein any Confidential Information received from the other Party or its Subsidiaries pursuant to this Agreement.

     4.2 LIMITS ON DISCLOSURE. The receiving Party shall treat such Confidential Information in the same manner and with the same degree of care as it uses with respect to its own Confidential Information of like nature and shall disclose Confidential Information of the other Party only to its employees or consultants who have a need to know it, provided that such employees and consultants are bound to respect all confidentiality obligations provided for in this Agreement.

     4.3 EXCEPTIONS. The obligations set forth in Sections 4.1 and 4.2 shall not apply with respect to any Confidential Information that:

          4.3.1 PUBLIC KNOWLEDGE. Is generally available to the public or subsequently becomes generally available to the public through no breach by the receiving Party of confidentiality obligations under this Agreement or prior agreements between the Parties concerning the Confidential Information; or

          4.3.2 RECEIVED FROM THIRD PARTY. Is received without a confidentiality obligation from a third party who is legally free to disclose such Confidential Information and who did not receive such Confidential Information in confidence from the disclosing Party; or

          4.3.3 APPROVED FOR DISCLOSURE. Is approved in writing for release by the disclosing Party or its Subsidiaries; or

          4.3.4 SUCCESSOR IN INTEREST. Is disclosed to any permitted assignee of this Agreement, provided that such assignee agrees in writing to be bound by the provisions of this Agreement; or

          4.3.5 INDEPENDENTLY DEVELOPED. Is independently developed by the receiving Party without reference to the Confidential Information received from the disclosing Party or its Subsidiaries.

     4.4 PERMITTED DISCLOSURES. The provisions of Sections 4.1 and 4.2 notwithstanding, in exercising the rights granted under this Agreement, any Party may disclose Confidential Information to others for purpose of sublicensing, provided that any sublicenses pursuant to which any Confidential Information is disclosed shall have first entered into a written confidentiality and non-use obligation at least as stringent as that imposed on the Parties pursuant to this Agreement.

     4.5 SUBPOENA OR DEMAND. The provisions of Sections 4.1 and 4.2 notwithstanding, a Party may disclose Confidential Information if compelled to do so pursuant to a subpoena or

                                      5.
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similar demand for production of documents in connection with any suit or arbitration proceeding, any administrative procedure or before a governmental or administrative agency or instrumentality thereof or any legislative hearing or other similar proceeding, provided that (a) the receiving Party shall promptly notify the disclosing Party or its appropriate Subsidiary of the subpoena or demand, (b) the receiving Party shall assert in good faith prior to making such disclosure any available evidentiary privilege, and (c) the receiving Party shall use its best efforts to maintain the confidential nature of the Confidential Information by protective order or other means.

     4.6 PROTECTION OF RIGHTS. The provisions of Sections 4.1 and 4.2 notwithstanding, any Party hereto may disclose Confidential Information to others as may be necessary in a bona fide attempt to protect or enforce its rights and privileges under this Agreement.

5.   DURATION AND TERMINATION.

     5.1 TERM OF AGREEMENT. This Agreement shall become effective on the Effective Date, and shall continue in full force for ten years from the Effective Date, at which time it shall terminate unless renewed by written agreement of the Parties. After expiration of the Agreement pursuant to this
Section 5.1, the rights and obligations set forth in Sections 2, 3, 4, and 9 shall survive.

     5.2 TERMINATION FOR MATERIAL BREACH. If either Party or a Subsidiary of either Party commits a material breach with respect to any of such entity's obligations hereunder, the other Party may give written notice to the allegedly breaching Party or Subsidiary, specifying the alleged material breach and an intention to terminate this Agreement and all extant licenses. The Party or Subsidiary, charged with the alleged material breach shall have sixty (60) days from the date of receipt of such written notice to cure the alleged material breach. If the alleged material breach is not cured within said sixty (60)-day period, the other Party may terminate this Agreement and any license still in force that was granted to the breaching Party by sending a written notice of termination to the Party who breached or whose Subsidiary breached and in this event, neither Party waives any legal rights to recover damages resulting from the termination of this Agreement.

     5.3 INSOLVENCY. In the event that either Party shall: (i) become insolvent or go into liquidation or receivership or be admitted to the benefits of any procedure for the settlement or postponement of debts or be the subject of bankruptcy proceedings filed against it, which proceedings are not terminated within ninety (90) days of filing; or (ii) become party to dissolution proceedings; then this Agreement and any and all obligations assumed hereby (except as otherwise expressly provided for herein) may be terminated by the other Party, if permitted by law, by giving written notice of such termination on a date specified therein. [Expand]

6.   RIGHTS UPON TERMINATION OTHER THAN UNDER SECTION 6.1.

     6.1 TERMINATION OF LICENSES. Notwithstanding the foregoing, the licenses granted under Section 3 to the Party committing a material breach as contemplated by Section 5.2 may

                                      6.
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be canceled immediately by the Party terminating this Agreement and such breaching Party shall promptly forward to the other Party all copies of Confidential Information, blue prints, drawings and data which it may have in written or graphic or machine readable form and which have been proposed or reproduced by it from the Confidential Information received from the other Party. The termination of this Agreement pursuant to Section 5.2 shall not affect the rights and licenses previously granted to the non-breaching Party, which shall continue in full force and effect.

     6.2 OBLIGATIONS SURVIVING TERMINATION. Upon termination pursuant to Sections 5.2 or 5.3, the obligations of each Party to the other shall cease except, subject to Section 6.1, the obligations set forth in Sections 3, 4 and 9 shall continue in full force and effect until completely discharged.

7.   FORCE MAJEURE.

     7.1 ACTS CONSTITUTING FORCE MAJEURE. Neither Party shall be liable to the other arising out of a delay in its performance of this Agreement arising from causes beyond its reasonable control. Without limiting the generality of the foregoing, such events include any act of God; accident; explosion; fire; earthquake; flood; strikes; labor disputes; riots; sabotage; embargo; equipment failure; federal, state, or local legal restriction or limitation. Neither Party shall be required to resolve labor disputes, but shall use commercially reasonable efforts to seek alternative sources to the extent practicable.

     7.2 NOTICE REQUIREMENT. When circumstances occur that delay the performance of either Party under this Agreement, whether or not such circumstances are excused pursuant to Section 7.1 above, such Party shall, when it first becomes aware of such circumstances, promptly notify the other Party, by facsimile or by telephone confirmed in writing within two (2) business days in the case of oral notice. Within ten (10) business days of the date when either Party first becomes aware of the event which it contends is responsible for the delay, it shall supply to the other Party in writing the reason(s) for and anticipated duration of such delay, the measures taken and to be taken to prevent or minimize the delay, and the timetable for the implementation of such measures.

8.   GUARANTEES, LIABILITIES AND INDEMNITIES.

     8.1 LAWFUL POSSESSION. Each Party represents that to the best of its knowledge and belief, it will be in the lawful possession of any Confidential Information when disclosed by it pursuant to this Agreement and that the disclosure of said Confidential Information shall not in any way violate any agreement to hold such Confidential Information in confidence.

9.   EXPORT CONTROL.

     Each Party, for itself and on behalf of its Subsidiaries, agrees not to export or reexport, or cause to be exported or reexported, any Confidential Information furnished hereunder by the other Party or any of such other Party's Subsidiaries or any Products designed or manufactured using any such Confidential Information to any country to which, under the laws of the country

                                      7.
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of origin of the Confidential Information, it is or may be prohibited from exporting such Confidential Information or the direct product thereof.

10.  ASSIGNMENT.

     10.1 LIMITATIONS ON ASSIGNMENT. This Agreement shall not be assigned by either Party to a third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except to: a Subsidiary of a Party, or a successor to the business of such Party to which this Agreement relates, or a successor to all or substantially all of the assets of such Party, provided that the successor agrees in writing to accept the rights and to be bound by the obligations of the assigning Party, any other assignment being void.

     10.2 VIOLATION. Any assignment in violation of this Section 10 shall be void and any attempt to assign or actual assignment in derogation of this prohibition shall be a material breach of this Agreement.

11.  MISCELLANEOUS.

     11.1 COMPLETE AGREEMENT. This Agreement and the Distribution Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     11.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

     11.3 NOTICES. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

          To BEI ELECTRONICS, INC.:
          83 Hobart Street
          Hackensack, NJ 07601
          Attn:  President

          with a copy to:

          One Post Street, Suite 2500
          San Francisco, CA 94104
          Attn:  Chairman

                                      8.
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          To BEI TECHNOLOGIES, INC.:
          One Post Street, Suite 2500
          San Francisco, CA  94104
          Attn:  President

     11.4 WAIVERS. The failure of either Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party's right to demand strict performance thereafter of that or any other provision hereof.

     11.5 AMENDMENTS. Subject to the terms of Sections 5 and 6 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by the Parties.

     11.6 SUBSIDIARIES. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party at the time such performance is anticipated to occur in order to carry out the intent of this Agreement.

     11.7 THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Parties hereto and their respective Subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     11.8 ATTORNEY FEES. Except as contemplated by the third to the last sentence of Section 12.2 hereof, a Party in breach of this Agreement shall, on demand, indemnify and hold harmless the other Party hereto for and against all out-of-pocket expenses, including, without limitation, legal fees, that are finally awarded to and incurred by such other Party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other Party may be entitled hereunder or otherwise.

     11.9 TITLE AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.10 SPECIFIC PERFORMANCE. Each of the Parties hereto acknowledges that there is no adequate remedy at law for failure by such Party to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages, and therefore agree that its agreements contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the other Party under this Agreement.

     11.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AS SUCH LAWS ARE APPLIED TO AGREEMENTS BETWEEN CALIFORNIA RESIDENTS ENTERED INTO AND PERFORMED ENTIRELY IN CALIFORNIA.

                                      9.
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     11.12  SEVERABILITY.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

12.  DISPUTE RESOLUTION.

     12.1 ALTERNATIVE DISPUTE RESOLUTION. In the event of a controversy, dispute or claim (other than controversies, disputes or claims related to infringement, validity or enforceability of Intellectual Property) arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, "Agreement Disputes"), such matters shall be resolved in accordance with the provisions of
Article 4 of the Distribution Agreement between the Parties dated as of the Effective Date.

     12.2 CONSENT TO JURISDICTION. This Section 12.2 shall not limit the provisions of Sections 12.1 hereof. Each Party irrevocably submits to the exclusive personal jurisdiction and venue of (a) the Superior Court for the City and County of San Francisco, California and (b) the United States District Court for the Northern District of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any action, suit or proceeding relating hereto either to the United States District Court for the Northern District of California located in San Francisco, California or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court for the City and County of San Francisco, California. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's address set forth above shall be effective service of process for any action, suit or proceeding in California with respect to any matters to which it has submitted to jurisdiction in this Section 12.2. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Superior Court for the city and County of San Francisco, California, or (ii) the United States District Court for the Northern District of California located in San Francisco, California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     12.3 CONTINUING OBLIGATIONS. It is expressly agreed that the failure of the Parties to resolve a dispute on any issue to be resolved hereunder shall not relieve either Party from any obligation set forth in this Agreement. In addition, notwithstanding the pendency of any such dispute, neither Party will be excused of its obligations hereunder to cooperate with the other to effectuate the purposes of this Agreement.

                                      10.
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     IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed in duplicate as of the date first written above.

BEI ELECTRONICS, INC.                  BEI TECHNOLOGIES, INC.


By:                                    By:
   ------------------------               ------------------------

Name:                                  Name:
     ----------------------                 ----------------------

Title:                                 Title:
      ---------------------                  ---------------------

                                      11.